3: Earnings Release

Exhibit 99

Noland reports higher 2nd-quarter sales and earnings

NEWPORT NEWS, Va., July 22, 2004 Noland Company (NOLD) today reported second-quarter net income of $7,735,000, or $2.29 cents per share (diluted), up sharply from the year-earlier period's $2,504,000, or 73 cents per share. Second-quarter sales totaled $145,631,000, 19 percent greater than second-quarter 2003's $122,532,000.

The Newport News-based wholesale distribution firm said the earnings improvement stemmed from gains on the disposal of surplus real property. After-tax gains from the disposal of surplus real property totaled $5,859,000 in the second quarter versus $263,000 in the second quarter of 2003.

Chairman Lloyd U. Noland III said the sales increase was fueled by continued strong construction activity and rising prices. "We also benefited from good weather," he said, "in sharp contrast to the record rainfall a year ago that caused construction delays and adversely affected our second-quarter 2003 sales."

Noland said all three product categories achieved double-digit sales gains in the second quarter, led by plumbing's 21 percent improvement. He said hot weather in June boosted demand for replacement air conditioning equipment, contributing to a 16 percent rise in air conditioning sales for the quarter. Electrical/Industrial sales also increased 16 percent.

Gross profit for the quarter was up $1,795,000, or 7 percent, over the year-earlier period, as gross margins declined due to intense competition and costs associated with the LIFO method of accounting. Operating expenses rose by $2,174,000, or 9 percent, largely due to costs associated with the company's new central distribution center and five new branches opened since mid-2003.

Operating profit was $8,607,000, or 212 percent, higher than the year-earlier period, due to a $9,020,000 year-to-year increase in gains from the disposal of surplus real property.

Through the first six months, Noland's sales totaled $268,397,000, 15 percent more than first-half 2003's $232,695,000. Net income was $9,841,000, or $2.92 cents per share (diluted), 66 percent more than the $5,924,000, or $l.70 per share, for the first six months of 2003. After-tax gains from the disposal of surplus real property totaled $5,866,000 in the first six months of 2004 versus $2,386,000 in the year-earlier period.

Noland said conditions appear to be favorable for continued sales growth in the third quarter, but possibly at a slower pace. "Customer orders for future delivery are only modestly higher than a year ago," he said, "but the current healthy level of housing construction suggests we will have ample opportunities in the short term."

Noland operates 101 branches in 13 states, and distributes products in the plumbing, HVAC, water systems, electrical, and industrial fields. The company's stock is traded on NASDAQ's

SmallCap Market. Its trading symbol is NOLD.

UNAUDITED FINANCIAL HIGHLIGHTS

For the Three Months

Ended June 30 2004 2003

Merchandise Sales $145,630,713 $122,532,036

Net Income $7,735,047 $2,504,271

Basic Earnings Per Share(1) $2.32 $.73

Diluted Earnings Per Share(2) $2.29 $.73

For the Six Months

Ended June 30 2004 2003

Merchandise Sales $268,396,504 $232,694,643

Net Income $9,841,134 $5,924,489

Basic Earnings Per Share(3) $2.95 $1.71

Diluted Earnings Per Share(4) $2.92 $1.70

(1) Based on 3,338,313 shares outstanding in 2004 and 3,424,986 shares outstanding in 2003.

(2) Based on 3,370,947 shares outstanding in 2004 and 3,453,625 shares outstanding in 2003.

(3) Based on 3,335,836 shares outstanding in 2004 and 3,455,175 shares outstanding in 2003.

(4) Based on 3,368,885 shares outstanding in 2004 and 3,486,283 shares outstanding in 2003.

Note: Included in this news release are forward-looking management comments and other statements which reflect management's current outlook for the future. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the statements. Such risks and uncertainties include, but are not limited to, general business and economic conditions, climatic conditions, competitive pricing pressures, and product availability.